                                                                     Exhibit 2.4


                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement") is made as of May 30, 2000 by and between PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("TPR"), on the one hand, and PRINCETON REVIEW OF BOSTON, INC., a Massachusetts corporation; and PRINCETON REVIEW OF NEW JERSEY, INC., a New Jersey corporation (collectively, the "Sellers"), on the other.

                                    Recitals

         A. Each Seller is a party to one or more franchise agreements with TPR's affiliate, Princeton Review Management, L.L.C. ("Management"), for the operation of a THE PRINCETON REVIEW(R) test preparation business, as set forth in Schedule 1 to this Agreement. Collectively, the franchise agreements (as amended by that certain Addendum dated May 31, 1995) listed in Schedule 1 are referred to in this Agreement as the "Franchise Agreements" and the businesses operated under them are referred to as the "Franchised Businesses."

         B. The Sellers and TPR desire to provide TPR the option to acquire the Franchised Businesses on the terms and conditions set forth in this Agreement. Management has consented to the grant of the option and has waived the exercise of its right of first refusal under the Franchise Agreements with respect to the transactions contemplated by this Agreement.

                                    Agreement

         NOW, THEREFORE, in consideration of their mutual undertakings hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Option. The Sellers irrevocably grant to TPR the option to enter into an Asset Purchase Agreement in the form of Exhibit A to this Agreement (the "Purchase Agreement"), under which TPR or its designee shall acquire the Assets (as defined in the Purchase Agreement) for the aggregate Purchase Price of $12,500,000 (the "Purchase Option").

2. Exercise of Option. The Purchase Option shall become effective (i.e., capable of being exercised) only if an initial public offering of the common stock of TPR's affiliate, The Princeton Review, Inc. (the "Stock") takes place and the Stock becomes listed on the NASDAQ national stock market or another national exchange for publicly-traded securities. TPR may exercise the Purchase Option by giving written notice (the "Exercise Notice") to the Sellers at any time during the period commencing on the date when the Purchase Option becomes effective and ending at 11:59 p.m. on December 31, 2000 (the "Option Term").

3.       Financial Statements.

         3.1 Within thirty (30) days after the execution of this Agreement, the Sellers shall deliver to TPR: (i) audited balance sheets for each Seller as of December 31, 1998 and December 31, 1999; and (ii) audited income statements for each Seller for the fiscal years ending December 31, 1998 and December 31, 1999 (collectively, the "Audited Statements"). The audits of the Sellers' financial statements shall be conducted by Caras and Shulman or another independent certified public accounting firm reasonably acceptable to TPR. The Sellers shall furnish to TPR, at the time of delivery of the Audited Statements, a letter from the Sellers' accounting firm representing to TPR that the accounting firm has in effect customary professional liability insurance in the event of any claim based on the firm's audit, review, or any other services in connection with the financial statements of the Sellers.

         3.2 Upon request by TPR, the Sellers shall furnish to TPR balance sheets as of March 31, 2000 and income statements for the three months then ending. In addition, if TPR has not exercised the Purchase Option by June 30, 2000, the Sellers, at TPR's request, shall furnish balance sheets and income statements for the quarter ending on that date. Further, if TPR has not exercised the Purchase Option by September 30, 2000, the Sellers, at TPR's request, shall furnish balance sheets and income statements for the quarter ending on that date. Each set of quarterly financial statements furnished under this section shall be in comparative format presenting corresponding figures for the same period of the prior year, and shall be accompanied by a report from the Sellers' accounting firm on the accountants' review of the quarterly statements.

         3.3 The Sellers represent that the figure in the "Total" column for 1997, 1998 and 1999 on the "Revenues" and "EBITDA" lines of Schedule 2 to this Agreement: (1) were calculated using financial statements that were prepared consistent with each Seller's regular past accounting policies and practices; and (2) are not overstated by more than five percent (5%) of the Sellers' actual revenues and actual EBITDA. The Sellers further represent that the figures in the "Total" columns for 1997, 1998 and 1999 on the "Sum of EBITDA and Adjustments" line are not overstated by more than five percent (5%) of actual figures. (In any independent calculation of the "Sum of EBITDA and Adjustments" line, TPR shall use the same line-item categories of adjustments shown on Schedule 2.) For purposes of 1998 and 1999, "actual figures" means figures from or based on the Audited Statements. For purposes of this Section 3, the term

"overstated" includes understatement of losses. TPR shall have the right to terminate this Agreement under Section 12 if the Audited Statements reveal that any of the figures from Schedule 2 identified above is overstated by more than 5%. Sellers shall have the right to terminate this Agreement under Section 12 if the Audited Statements reveal that the figures from Schedule 2 identified above, on average, are understated by more than 5%.


4. Purchase Agreement. If TPR exercises the Purchase Option, the acquisition of the Assets shall be consummated on the terms set forth in the Purchase Agreement and its exhibits, with the schedules completed as appropriate. The Sellers and TPR or its designee shall execute and deliver to each other counterparts of the Purchase Agreement within thirty (30) days after delivery of the Exercise Notice. The Sellers shall cause Matthew Rosenthal and Rob Cohen to execute the Purchase Agreement, and Buyer shall cause Management to execute the Purchase Agreement.

5. Closing. The Closing shall take place within ninety (90) days after delivery of the Exercise Notice to the Sellers. The Closing may occur after December 31, 2000 provided that the Exercise Notice was timely delivered. For purposes of this Agreement and the Purchase Agreement, "Closing Date" means the date on which the Closing is actually completed.

6. Method of Payment. The Purchase Price shall be paid as provided in the Purchase Agreement.

7. Covenants. The Sellers shall comply with the following covenants from the date of this Agreement until the end of the Option Term, unless TPR exercises the Purchase Option, in which case the Sellers shall comply with the following covenants through the Closing Date:

         7.1 Liens. The Sellers shall keep the Assets free and clear of all liens, claims and encumbrances of any kind, other than the Purchase Option.

         7.2      Operation of the Business.

                  (a) The Sellers shall operate the Franchised Businesses and keep books and accounts, records and files in the usual and ordinary manner in which the Franchised Businesses were conducted before the date of this Agreement. The Sellers shall operate the Franchised Businesses in substantial compliance with the Franchise Agreements and all applicable laws, rules and regulations.

                  (b) Each Seller shall deliver to TPR the Audited Statements required under Section 3 above. The Audited Statements shall be prepared in accordance with generally accepted accounting principles and shall present fairly the financial position of the Franchised Businesses and the results of operations for the period indicated. The Sellers' obligation under this Section is in addition to financial reports required by the Franchise Agreements.

                  (c) The Sellers shall use their best efforts to keep intact the business organization of the Franchised Businesses, to retain substantially as at present the Franchised Businesses' employees, consultants and agents, and to preserve the goodwill of the Franchised Businesses' suppliers, advertisers, customers, and others having business relations with the Sellers.

                  (d) The Sellers shall keep all tangible personal property included in the Assets in good operating condition and repair (ordinary wear and tear excepted) and shall maintain supplies of inventory, office supplies, spare parts and other materials consistent with the Sellers' general practice before the date of this Agreement. The Sellers shall preserve intact the Assets and maintain in effect their current casualty and liability insurance on the Assets.

                  (e) The Sellers shall not sell, assign or transfer, or agree to sell, assign or transfer, voluntarily or by operation of law, the Franchised Businesses, the Franchise Agreements, or any interest therein, except in full compliance with the applicable provisions of the Franchise Agreements and only if the transferee acquires its interest subject to this Agreement and executes a written assumption, in a form acceptable to TPR, under which the transferee agrees to be bound by this Agreement.

                  (f) The Sellers shall not, without TPR's prior written consent:

                           (i)      sell, lease, or transfer, or agree to sell,
lease or transfer, or grant an option to purchase or lease any Assets, except for non-material sales or leases in the ordinary course of business of items which are being replaced by assets of comparable or superior kind, condition and value;

                           (ii)     except in the ordinary course of business
consistent with past practices or as may be required by applicable law, grant any raises to employees of the Franchised Businesses or pay or agree to pay any substantial bonuses, or enter into or renew any contract of employment with any employee of the Franchised Businesses;

                           (iii)    enter into, renew or amend any contract with
respect to the Franchised Businesses except in the ordinary course of business;
or

                           (iv)     enter into any transaction (including any
contract, agreement or arrangement with respect to the purchase, sale or exchange of property or assets or the rendering or accepting of any service) with any affiliate of Seller, with any officer, manager, member, director or shareholder of Seller or of any affiliate of Seller (or relative thereof), or with anyone else who is not dealing at arm's length with Seller.

         7.3      Due Diligence.

                  (a) Subject to subsections (b), (c) and (d) below, at TPR's request and upon reasonable notice, the Sellers shall give TPR, TPR's lender(s), the underwriters for the proposed public offering by The Princeton Review, Inc. (the "Underwriters"), and their respective employees, accountants, counsel, agents, consultants and representatives full access during normal business hours to all facilities, properties, accounts, books, insurance policies, licenses, agreements, contracts, commitments, records, files, equipment, machinery, fixtures, furniture, notes and accounts payable and receivable of the Sellers with respect to the Franchised Businesses. The Sellers shall furnish such other information concerning the affairs of the Franchised Businesses as TPR and its lender(s) may reasonably request. Any due diligence investigation or examination by TPR and/or its lender(s) shall not diminish or obviate any representations or warranties of the Sellers made in, or in connection with, this Agreement or the Purchase Agreement. The Sellers shall cause their accountants and any agent of the Sellers in possession of the Sellers' books and records with respect to the Franchised Businesses to cooperate with TPR's requests for information pursuant to this Agreement. The Sellers shall bear all costs of complying with reasonable due diligence requests by TPR, TPR's lender(s), and the Underwriters.

                  (b) TPR shall make reasonable efforts to obtain desired information via TPR's wide-area network before seeking such information by other means.

                  (c) Before delivery of the Exercise Notice, TPR shall not contact employees of the Sellers (other than Joel Rubin) with respect to any matters related to the prospective purchase of the Franchised Businesses.

                  (d) If TPR exercises the Purchase Option, TPR shall use best efforts to submit all due diligence requests within forty-five (45) days after delivery of the Exercise Notice, but TPR shall not be precluded from making reasonable requests thereafter.

         7.4 Breach of Representations, Warranties and Covenants. The Sellers shall give detailed written notice to TPR promptly upon learning of the occurrence of any event that would cause or constitute a material breach of any of the Sellers' representations, warranties or covenants contained in this Agreement.

         7.5 Notice of Proceedings. The Sellers will promptly notify TPR in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

         7.6      Confidentiality.

                  (a) TPR and the Sellers shall not use for any purpose other than the transactions contemplated by this Agreement or, except as provided below, disclose to anyone not a party to this Agreement, any information regarding each other's business which TPR and the Sellers may obtain or of which they may be apprised as a result of the negotiation, preparation or performance of this Agreement and the Purchase Agreement. TPR and the Sellers may disclose such information to their respective employees, attorneys, accountants, investment bankers, investors and lenders on a need-to-know basis for the purpose of consummating the transactions contemplated by this Agreement and the Purchase Agreement, provided that each person to whom such information is disclosed is informed and agrees that the disclosure is subject to the commitment of confidentiality in this section.

                  (b) The Sellers or TPR may disclose the existence of this Agreement to other franchisees of TPR. Neither the Sellers nor TPR shall disclose any of the specific terms of this Agreement or of the Purchase Agreement to any non-party to this Agreement, except that the Sellers may disclose the terms to their respective Stockholders, and TPR may disclose the terms to (i) TPR's affiliates and lenders, (ii) the Underwriters, (iii) government agencies in an SEC Form S-1 registration statement and other filings required by the securities laws; (iv) prospective investors in The Princeton Review, Inc., and (v) to the extent that TPR offers them similar agreements, to other franchisees of TPR.

8. Representations and Warranties of the Sellers. Each Seller represents and warrants to TPR as follows:

         8.1 Company Status. The Seller is duly formed, validly existing and in good standing under the laws of the state of its incorporation. The Seller is duly qualified to do business and is in good standing in such states in which the failure to so qualify would have a material adverse effect on any of the Franchised Businesses. Seller has the requisite power to carry on its Franchised Business as it is now being conducted and to own and operate the Franchised Business, and Seller has the requisite power to enter into and complete the transactions contemplated by this Agreement. Seller has not used any name in the operation of the Franchised Business other than its name as first set forth above and the name(s) licensed under the Franchise Agreements.

         8.2 Authority. All company actions necessary to be taken by or on the part of the Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         8.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or violate the Seller's governing documents; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which Seller is a party or by which it is bound, or by which the Franchised Businesses or any of the Assets may be affected, or result in the creation of any lien upon any of the Assets; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, the Franchised Businesses, or any of the Assets.

         8.4 No Breach. The Seller is not in violation or breach in any material respect of any of the terms, conditions or provisions of any contract, court order, judgment, arbitration award, or decree relating to or affecting the Franchised Businesses or the Assets.

         8.5 Purchase Agreement Representations. Subject to the disclosure schedules to be delivered by the Sellers within thirty (30) days after the execution of this Agreement, the representations and warranties to be made by the Sellers and their stockholders in the Purchase Agreement are true in all material respects as of the date of this Agreement. The parties acknowledge that if TPR exercises the Purchase Option, such disclosure schedules may be updated to allow for changes in the ordinary course of business between their initial delivery and the execution of the Purchase Agreement.

9. Representations and Warranties of TPR. TPR represents and warrants to the Sellers as follows:

         9.1 Company Status. TPR is duly formed, validly existing and in good standing under the laws of the state of Delaware. TPR has the requisite power to enter into and complete the transactions contemplated by this Agreement.

         9.2 Authority. All company actions necessary to be taken by or on the part of the TPR in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by TPR and constitutes the legal, valid and binding obligation of TPR, enforceable against TPR in accordance with its terms.

         9.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or violate TPR's governing documents; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which TPR is a party or by which it is bound; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to TPR.

         9.4 Purchase Agreement Representations. The representations and warranties to be made by TPR in the Purchase Agreement are true in all material respects as of the date of this Agreement.

10. Further Assurances. Until the end of the Option Term (or until the Closing Date, if TPR exercises the Purchase Option), the Sellers and TPR will each, without payment of any consideration, execute such instruments and take such actions as the other party may reasonably request to effectuate this Agreement. Without limiting the generality of the foregoing, if TPR exercises the Purchase Option, TPR may file (and if requested the Sellers shall execute) UCC-1 forms in such jurisdictions as TPR deems appropriate to give notice that the Assets are subject to this Agreement. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

11. Remedies. If any Seller breaches or threatens to breach any obligation, representation, warranty, or covenant under this Agreement, TPR shall be entitled, in addition to any other remedy available to it, to an injunction restraining any such breach or threatened breach and to enforcement of this Agreement by a decree of specific performance requiring the Seller to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.

12. Termination. TPR shall have the right to terminate this Agreement by written notice to the Sellers at any time prior to delivery of the Exercise
Notice: (i) as provided in Section 3.3; or (ii) if counsel for the Underwriters or the initial public offering counsel for The Princeton Review, Inc. determines that this Agreement interferes with or may interfere with the registration of, or the public offering of, the stock of The Princeton Review, Inc. Sellers shall have the right, as provided in Section 3.3, to terminate this Agreement by written notice to TPR at any time prior to delivery of the Exercise Notice. Except as provided in Section 13, termination by TPR or the Sellers shall be without liability to TPR and the Sellers, and upon delivery of the notice of termination, all obligations of the parties under this Agreement shall be null and void.

13. Expense Reimbursement. If, but only if, TPR either does not exercise the Purchase Option by the end of the Option Term or TPR terminates this Agreement under clause (ii) of Section 12, TPR shall (a) pay the Sellers a cancellation fee of $80,000, and (b) shall reimburse the Sellers for their reasonable out-of-pocket expenses (including reasonable legal and accounting fees and travel expenses, but excluding costs related to due diligence, as provided in Section 7.3(a)) incurred in connection with the negotiation and performance of this Agreement through the end of the Option Term, but such reimbursement shall not exceed $100,000 and shall be subject to presentation by the Sellers of suitable documentation to verify the expenses for which reimbursement is sought.

14. Assignment. No Seller may assign or delegate any of its rights or duties under this Agreement. TPR may assign its rights under this Agreement and the Purchase Agreement to one or more affiliated parties without the consent of any Seller, provided that the assignment does not materially increase the Sellers' risk of nonperformance of the Purchase Agreement and the documents to be executed thereunder. This Agreement shall be binding upon and inure to the benefit of the Sellers and TPR and their respective successors and permitted assigns.

15.      Restriction on Other Acquisitions.

         15.1 For one (1) year from the date of this Agreement (unless specifically relieved from the operation of this provision as provided below or elsewhere in this Agreement or in the Purchase Agreement), TPR shall not close on the acquisition of a Major Franchisee (as defined below) unless TPR has consummated the acquisition of the Franchised Businesses. This provision does not restrict TPR during such one-year period from entering into option agreements or other arrangements with respect to the acquisition of a Major Franchisee or its business. For purposes of this provision, "Major Franchisee" means an entity holding the The Princeton Review(R) franchise for Los Angeles, California; Denver, Colorado; Westport, Connecticut; or the state of Texas.

         15.2 TPR shall be relieved from the restriction in subsection 15.1 in the following circumstances (in addition to any other circumstances specified in the Purchase Agreement):

                  (a) If the Option Term expires and TPR has not exercised the Purchase Option, but TPR thereafter offers to purchase the Franchised Businesses on the same terms set forth in this Agreement and the Purchase Agreement and the Sellers fail to accept the offer within ten (10) business days. If TPR makes such an offer, then wherever this Agreement and the Purchase Agreement relate time periods to the delivery of the Exercise Notice, the date of the offer shall be substituted for the date of delivery of the Exercise Notice.

                  (b) If TPR discovers, through due diligence or otherwise, that any of the representations by the Sellers with respect to Schedule 2, as specified in Section 3.3 of this Agreement, is untrue.

                  (c) If the Sellers terminate this Agreement as provided in Section 3.3.

                  (d) If either party terminates the Purchase Agreement under Section 4.2.2 of that agreement.

                  (e) If TPR exercises the Purchase Option but TPR subsequently discovers, through due diligence or otherwise, that the Sellers have made any material misrepresentation or engaged in other wrongful conduct that excuses TPR from closing the acquisition of the Franchised Businesses.

                  (f) If the Sellers commit a material breach of this Agreement or the Purchase Agreement that permits termination by TPR under the terms of this Agreement and the Purchase Agreement or under general principles of contract law.

                  (g) If TPR is acquiring a Major Franchisee pursuant to the exercise of TPR's right of first refusal under its franchise agreement with the Major Franchisee.

16. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

         (a)      To the Sellers:           Mr. Rob Cohen
                                            Princeton Review of New Jersey, Inc.
                                            252 Nassau Street
                                            Princeton, New Jersey 08542

                  with a copy to:           Greg White
                                            Chappell White LLP
                                            268 Summer Street
                                            Boston, Massachusetts 02110

         (b)      To TPR:                   Mr. Mark Chernis
                                            Princeton Review Management, L.L.C.
                                            2315 Broadway
                                            New York, New York 10024

                  with a copy to:           David W. Koch
                                            Wiley, Rein & Fielding
                                            1776 K Street, N.W.
                                            Washington, D.C.  20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to the Sellers as indicated above shall be effective as to all of the Sellers and their respective stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

17. Entire Agreement. This Agreement and its Schedules and Exhibit constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior negotiations, correspondence, representations, and agreements of the parties, oral and written, with respect to same subject matter. This Agreement may be amended or modified only by an agreement in writing executed by the Sellers and TPR.

18. Survival. All representations, warranties, covenants and agreements made herein or in any certificate to be delivered hereunder or made in writing in connection with the transactions contemplated herein shall survive the execution and delivery of this Agreement and the exercise of the Purchase Option (but not termination of this Agreement by TPR under Section 12), and shall survive the Closing to the extent provided in the Purchase Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

         IN WITNESS WHEREOF, each Seller and TPR have executed this Agreement by their duly-authorized representatives, effective as of the date first above written.


PRINCETON REVIEW OF BOSTON, INC.


By:      /s/ Robert Cohen
         -----------------------------
Its:     VP
         -----------------------------


PRINCETON REVIEW OF NEW JERSEY, INC.


By:      /s/ Robert Cohen
         -----------------------------
Its:     President
         -----------------------------

PRINCETON REVIEW OPERATIONS, L.L.C.


By:      /s/ Mark Chernis
         -----------------------------
         Mark Chernis
         Chief Operating Officer

                                   SCHEDULE 1
                               TO OPTION AGREEMENT



         Management and the Sellers are parties to the following The Princeton Review(R) Franchise Agreements:

                                         Date(s) of
                                         Franchise
Franchisee                               Agreement(s)          Defined Territory              Office Address
----------                               ------------          -----------------              --------------
PRINCETON REVIEW OF BOSTON, INC.         June 1, 1986          Counties of Essex,             57 Union Street
                                                               Middlesex, Norfolk, Suffolk,   Suite 1
                                                               Plymouth, Bristol,             Newton, MA  02159
                                                               Worcester, Dukes, Nantucket,
                                                               and Barnstable
                                                               (Massachusetts)

                                         April 24, 1995        Counties of Addison,           57 Union Street
                                                               Bennington, Caledonia,         Suite 1
                                                               Chittendon, Franklin,          Newton, MA  02159
                                                               Washington, Windham, and
                                                               Windsor
                                                               (Vermont)

                                         June 6, 1986          State of New Hampshire and     57 Union Street
                                                               State of Maine                 Suite 1
                                                                                              Newton, MA 02159


PRINCETON REVIEW OF NEW JERSEY, INC.     June 1, 1986          Counties of Mercer, Ocean,     252 Nassau Street
                                                               Monmouth, Middlesex,           Princeton, NJ  08542
                                                               Somerset, Union, Essex,
                                                               Morris, Hudson, Bergen,
                                                               Passaic, and Hunterdon
                                                               (New Jersey)

                                   SCHEDULE 2
                               TO OPTION AGREEMENT

                                      1997                                       1998
                                        NJ           Boston            TOTAL       NJ          Boston             TOTAL
REVENUES                              5,558,491     2,738,641      8,297,132     6,016,148      3,026,550     9,042,698

Income before income tax expense        551,654       279,583        831,237       541,730        494,032     1,035,762

Depreciation and Amortization            36,982        28,799         65,781        44,386         29,196        73,582

EBITDA                                  588,636       308,382        897,018       586,116        523,228     1,109,344

Executive Salary                        917,225        44,200        961,425       970,000         74,000     1,044,000

Medicare Taxes on Executive
Salary                                   13,300           641         13,941        14,065          1,073        15,138


Profit Sharing                           31,426         7,664         39,090        31,088          8,388        39,476

Joel's Stock                             13,200                       13,200        18,880                       18,880

Tax adjustment                                                             0        61,970                       61,970

C-Expenses                               13,160        17,405         30,565         9,960         19,107        29,067

TPR Pub add back                         67,623        34,868        102,491       -51,189        -26,393       -77,582

SUM OF EBITDA AND ADJUSTMENTS         1,644,570       413,160      2,057,730     1,640,890        599,403     2,240,293

                                        1999
                                          NJ           Boston             TOTAL
REVENUES                                 6,882,041     3,518,708     10,400,749

Income before income tax expense           934,846       702,828      1,637,674

Depreciation and Amortization               35,361        27,412         62,773

EBITDA                                     970,207       730,240      1,700,447

Executive Salary                           862,400        65,242        927,642

Medicare Taxes on Executive
Salary                                      12,505           946         13,451



Profit Sharing                              39,988        10,560         50,548

Joel's Stock                                26,800                       26,800

Tax adjustment                                                                0

C-Expenses                                   6,439        20,681         27,120

TPR Pub add back                                                              0

SUM OF EBITDA AND ADJUSTMENTS            1,918,339       827,669      2,746,008

         Revenues, Income before income tax expense and Depreciation and Amortization are off 1999, 1998 and 1997 financial statements. 1997 Boston reflects a consolidation of TPR Boston and TPR NH/Maine.

         Executive Salary -- Salary amounts paid to Matt and Rob

         Profit Sharing -- Profit Sharing (401k) contributions

         Joel's Stock -- Non-cash expense associated with transfer of TPR NJ stock to Joel.

         Tax adjustment -- One time charge related to settlement of NJ sales tax audit for period 1995-1998

         C-Expense -- Expenses related to meals, auto, and computer equipment taken by Matt and Rob

         TPR Pub add back -- Non-cash expense related to ownership of TPR Pub stock



         Note 1: Boston's 1997 TPR PUB ADD BACK includes the sum of amounts from TPR Boston and TPR NH/Maine.

         Note 2: There are other perqs taken by Matt and Rob that are not reflected above. They include cell phones, and professional memberships totaling about $10,000 per year

         Note 3: EBITDA and Revenues above includes interest income. Our accountants believe that since the interest is earned by way of cash management of operational revenues and not off cash reserves it is appropriately included in EBITDA. For full disclosure


                         1997                            1998                             1999
                          NJ       Boston      TOTAL     NJ         Boston      TOTAL     NJ         Boston          TOTAL
Interest Income         25,124      7,314     32,438     22,227      9,889     32,116     34,834     21,158         55,992

                            ASSET PURCHASE AGREEMENT




                                     between



                      PRINCETON REVIEW OF BOSTON, INC. and
                      PRINCETON REVIEW OF NEW JERSEY, INC.
                     (the "Sellers") and ROBERT L. COHEN and
                                MATTHEW ROSENTHAL
                              (the "Stockholders"),

                                 on the one hand


                                       and


                PRINCETON REVIEW OPERATIONS, L.L.C. ("Buyer") and
               PRINCETON REVIEW MANAGEMENT, L.L.C. ("Franchisor"),

                                  on the other

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
1        Definitions ................................................................      1

2.       Sale and Transfer of Assets ................................................      3

3.       Assumed Obligations; No Other Assumption of Liabilities or Obligations .....      3

4.       Payment of Purchase Price ..................................................      4

5.       Closing Adjustments ........................................................      5

6.       Allocation of Purchase Price ...............................................     10

7.       Closing Deliveries .........................................................     10

8.       Representations and Warranties of the Sellers and the Stockholders .........     11

9.       Representations and Warranties of Buyer ....................................     15

10.      Obligations Pending the Closing ............................................     16

11.      [Omitted] ..................................................................     16

12.      Restrictions on Competition, Solicitation, and Hiring ......................     16

13.      Indemnification ............................................................     17

14.      Assignment of Franchise Agreements .........................................     19

15.      Post-Closing Obligations of the Sellers and the Stockholders ...............     19

16.      Post-Closing Obligations of Buyer ..........................................     20

17.      Notices ....................................................................     20

18.      Entire Agreement ...........................................................     21

19.      Counterparts ...............................................................     21

20.      Governing Law ..............................................................     21

21.      Costs and Expenses .........................................................     21

22.      Survival of Representations ................................................     22

23.      Arbitration ................................................................     22

24.      Prevailing Party Fees and Costs ............................................     22



                                    SCHEDULES
                                    ---------


             Schedule 1.2      Valuation of Assets

             Schedule 1.2.2    Leases

             Schedule 1.2.9    Assumed Contracts

             Schedule 6        Allocation of Purchase Price

             Schedule 8.2      Stockholders of the Sellers

             Schedule 8.17     Employees of the Sellers

             Schedule 8.18     Employee Benefit Plans



                                    EXHIBITS
                                    --------

             Exhibit A         Form of Lease Assignment

             Exhibit B         Subordinated Promissory Note

             Exhibit C         Guaranty

             Exhibit D         Bill of Sale

             Exhibit E         Sellers' Certificate

             Exhibit F         Assignment and Assumption of Certain Agreements

             Exhibit G         Mutual Release

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into by and between PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("Buyer"), and PRINCETON REVIEW MANAGEMENT, L.L.C., a Delaware limited liability company ("Franchisor"), on the one hand, and the following entities (collectively, the "Sellers") and individuals (collectively, the "Stockholders"), on the other:

         PRINCETON REVIEW OF BOSTON, INC., a Massachusetts corporation;

         PRINCETON REVIEW OF NEW JERSEY, INC., a New Jersey corporation;

         ROBERT L. COHEN; and

         MATTHEW ROSENTHAL.


                                    RECITALS

         A. The Sellers and Buyer are parties to an Option Agreement dated May 30, 2000 (the "Option Agreement"), under which Buyer was granted the right to acquire certain assets from each Seller. Buyer exercised the Purchase Option by written notice to the Sellers dated ________________.

         B. In accordance with the terms of the Option Agreement, and in order to consummate the transactions contemplated thereunder, the Sellers, the Stockholders, Buyer, and Franchisor are entering into this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the parties agree as follows:


1.       DEFINITIONS.

         1.1 Capitalized terms used but not defined in this Agreement shall have the same meaning as in the Option Agreement.

         1.2 As used in this Agreement, "Assets" shall mean all of the rights and assets of the Sellers, whether real, personal, tangible, or intangible, which are used or usable in, or relate to, the ownership or operation of the Franchised Businesses (other than the Excluded Assets, as defined in Section 1.3 below), without regard to whether reflected on the Sellers' financial statements or books, including but not limited to the following:

                  1.2.1 All leasehold improvements, furnishings, fixtures, equipment, signs, and other personal property used in the Franchised Businesses, except as specifically excluded by agreement of the parties;

                  1.2.2 Subject to Section 7.8 below, the rights of the Sellers under the leases of real property listed in Schedule 1.2.2 to this Agreement (the "Leases");

                  1.2.3 As provided in Section 5.8 below, and subject to the Closing adjustments provided therein, course materials, promotional materials, books, manuals, workbooks, practice tests, diagnostic tests, and other inventory and supplies on hand in or en route to the Franchised Businesses as of the Closing Date;

                  1.2.4 All deposits received by the Sellers and all accounts receivable for course purchases, tutoring service packages, and any other products or services of the Franchised Businesses that have not yet started as of the Closing Date, provided that, the Sellers shall receive credit as provided in Section 5.8.2 for "basket of goods" items delivered to students who have paid deposits for course purchases (not tutoring packages) that have not yet started as of the Closing Date;

                  1.2.5 The right to a portion of Total Course Revenues and Tutoring Revenues, as defined in and calculated under Sections 5.2 and 5.3 below;

                  1.2.6 The Sellers' rights in and to all telephone numbers, telephone directory advertising, web sites, domain names, and (subject to Section 16.3 below) e-mail addresses for the Franchised Businesses;

                  1.2.7 All franchise rights, patents, copyrights, trade secrets, and intellectual property rights of the Sellers associated with the Franchised Businesses;

                  1.2.8 All goodwill of the Sellers associated with the Franchised Businesses;

                  1.2.9 The rights of the Sellers under the written contracts specifically identified in Schedule 1.2.9 (the "Assumed Contracts") and under any assignable permits and business licenses relating to the ownership and operation of the Franchised Businesses;

                  1.2.10 Certain benefits, as specified in Section 15.8 below, in respect of Princeton Review of Boston, Inc.'s I-17 authorization by the U.S. Immigration and Naturalization Service to enroll non-immigrant aliens in The Princeton Review(R) courses; and

                  1.2.11 All papers and records (excluding the Sellers' minute books and books of account) pertaining to and necessary for the continued operation of the Franchised Businesses, including but not limited to student information, prospect information, and the personnel records (including payroll records) concerning each employee of the Sellers who will become employed by Buyer after the Closing.

         1.3 The Assets do not include any of the following items (the "Excluded Assets"):

                  1.3.1 Except as provided in Sections 1.2.4 and 1.2.5 above, any cash, cash equivalents, receivables, or bank accounts of the Sellers;

                  1.3.2 Security deposits of the Sellers related to the Franchised Businesses, provided that, as a convenience to the parties, the Sellers shall leave in place their security deposits with respect to the Leases and Buyer shall reimburse the Sellers for such amounts at Closing as provided in
Section 4.1 below;

                  1.3.3 Life insurance policies on the life of any Stockholder and/or other officers and directors of the Sellers;

                  1.3.4 Motor vehicles and cellular telephones owned or leased by the Sellers;

                  1.3.5 The equity interest of the Sellers in The Princeton Review, Inc. (the "Stock"). Buyer and its affiliates shall furnish the Sellers with such waivers as may be necessary to waive the operation of any pre-existing contractual provision that would require the Sellers or the Stockholders to sell the Stock concurrently with the sale of the Franchised Businesses and/or termination of the Franchise Agreements.

2. Sale and Transfer of Assets. The Sellers agree to sell, convey and deliver the Assets to Buyer at the Closing (as defined in Section 7 below), free and clear of all liens, security interests, pledges, and encumbrances.

3.       Assumed Obligations; No Other Assumption of Liabilities or Obligations.

         3.1 Effective as of the Closing Date, and subject to the allocations described in Sections 5.2 and 5.3 below, Buyer shall assume responsibility for, and the cost to fulfill, all course and tutoring service sign-ups by students, schools, and corporations to be serviced by the Franchised Businesses on or after the Closing Date, including "refresher" courses for students who completed courses prior to the Closing Date.

         3.2 Subject to Section 7.8 below, effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, the Sellers' obligations from the Closing Date forward under the Leases. Before the Closing, the Sellers shall present to the lessor under each Lease a proposed lease assignment in the form of Exhibit A to this Agreement (the "Lease Assignment"). Buyer shall furnish to the lessors such financial and other information as is customary for similar lease transactions, and shall otherwise cooperate with the Sellers' efforts to obtain the lessors' consent to assignment of the Leases. If the entity that will assume the Sellers' obligations under the Leases is not Buyer or a successor owner of the TPR Business (as defined in Section 4.2.1 below), and if necessary to obtain the lessor's consent to the assignment of a Lease or the release of a Stockholder's obligations under a guarantee of a Lease, Buyer (or the affiliate of Buyer that then owns the TPR Business) shall offer a guaranty of the lessee's financial obligations under the Lease. Except as specifically provided in the preceding sentence, Buyer shall have no obligation to take any action designed to obtain the release of any person or entity from any guarantee of the Sellers' obligations under the Leases.

         3.3 Effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, the obligations of the Sellers from the Closing Date forward under the Assumed Contracts.

         3.4 Except as specifically provided in Sections 3.1, 3.2 and 3.3 above, Buyer has not assumed, and shall not assume, any liability or obligation of any nature, whether known or unknown, existing or contingent, of the Sellers or Stockholders, including but not limited to any accounts payable incurred by the Sellers or Stockholders in the conduct of the Franchised Businesses. Buyer assumes no liability in connection with any actual or alleged breach or default by the Sellers or Stockholders occurring at any time before the Closing Date with respect to the Leases, the Assumed Contracts, or any other matters referred to in Sections 3.1, 3.2 and 3.3.

4.       Payment of Purchase Price.

         4.1 The Purchase Price for the Assets and for the covenants not to compete in Section 12 below, as determined pursuant to Section 3 of the Option Agreement, is Twelve Million Five Hundred Thousand Dollars ($12,500,000), subject to any Purchase Price adjustments that may be provided for in this Agreement. Subject to the terms of the Option Agreement, Buyer shall pay the following amounts on the Closing Date:

                  4.1.1 To the Sellers, an amount equal to seventy-five percent (75%) of the Purchase Price (i) minus the amounts paid to the Stockholders under Sections 4.1.2 and 4.1.3 below; (ii) minus the aggregate amount of the student deposits referred to in Section 1.2.4; (iii) plus the aggregate amount of the Lease deposits to be reimbursed by Buyer under Section 1.3.2; (iv) plus or minus the net amount of the Closing adjustments between the Sellers and Buyer pursuant to Section 5.1, to the extent determined by the parties as of Closing;

                  4.1.2 To Rob Cohen, in consideration of his obligations under Section 12 below, the sum of Four Hundred Fifty Thousand Dollars ($450,000); and

                  4.1.3 To Matthew Rosenthal, in consideration of his obligations under Section 12 below, the sum of Four Hundred Fifty Thousand Dollars ($450,000).

The net amount due to the Sellers under Section 4.1.1, and the amounts due to the Stockholders under Sections 4.1.2 and 4.1.3, shall be paid by wire transfer to one or more bank accounts designated by the Sellers and the Stockholders, respectively, on the Closing Date if possible but otherwise on the next business day after the Closing Date.



         4.2 At the Closing, Buyer shall execute and deliver to the Sellers a promissory note in the form of Exhibit B to this Agreement (the "Note"). The original principal amount of the Note will be twenty-five percent (25%) of the Purchase Price.

                  4.2.1 If Buyer at any time (whether before or after the Closing) reorganizes its corporate structure, transfers or sells the assets associated with the TPR Business (as defined below), or creates or acquires wholly-owned subsidiaries to operate all or a portion of the TPR Business, Buyer shall cause the successor to Buyer's interest in the TPR Business to assume the Note or to execute a guaranty of the Note in the form of Exhibit C to this Agreement (the "Guaranty"). If any such change occurs before the Closing, Buyer shall furnish the Guaranty (or the successor shall execute the Note) at Closing. If the TPR Business is divided among multiple entities, each of them shall be deemed a successor for purposes of this provision and shall execute the Guaranty (or assume the Note). The Sellers agree that, if requested by the successor, the Guaranty shall include subordination provisions substantially similar to those contained in the Note. For purposes of this Section, "TPR Business" means the set of business activities that Franchisor authorizes its franchisees to conduct under the TPR Method, as that term is defined in the Franchise Agreements and further defined in the Addendum to Franchise Agreement dated May 31, 1995. The Sellers and Buyer agree that "TPR Business" shall not include any interactive teaching system not requiring the attendance of students at any fixed premises ("Distance Learning"). If any entity that becomes a guarantor under this Section (a "Guarantor") reorganizes its corporate structure, transfers or sells the assets associated with the TPR Business, or creates or acquires wholly-owned subsidiaries to operate all or a portion of the TPR Business, Buyer and the Guarantor shall cause the successor to the Guarantor's interest in the TPR Business to execute the Guaranty or to assume the Note.

                  4.2.2 The Sellers and Buyer each acknowledge that the other has negotiated the proposed terms of subordination of the Note and Guaranty in good faith, and they agree to continue to act in good faith with respect to any further negotiations of the subordination provisions with Buyer's and/or a Guarantor's senior lender(s). However, before the Closing, if the Sellers and Buyer are unable to reach agreement on the terms and conditions relating to the subordination of the Note and Guaranty to the rights of the senior lenders, the Sellers or Buyer may terminate this Agreement by giving written notice to the other, and such termination will be without liability of or recourse to any party.

                  4.2.3 The Sellers shall have a one-time right to convert the principal due under the Note to additional Stock, as provided in the Note.

5.       Closing Adjustments.

         5.1 Calculation and Payment. Except as otherwise specified in Sections 5.2 through 5.9 below, all amounts owed between the Sellers and Buyer and its affiliates under Sections 5.2 through 5.9 shall, to the extent feasible, be calculated and paid on or before the Closing Date (with respect to amounts owed between the Sellers and Buyer only, such amounts shall be paid by adding appropriate amounts to or subtracting them from the Closing Date payment under
Section 4.1). Except as otherwise specified, to the extent not calculated and paid at Closing, amounts owed between the Sellers and Buyer and its affiliates under Sections 5.2 through 5.9 shall be presented at the end of each month to the party from which payment is sought and, unless disputed in good faith, paid by such party within thirty (30) days after presentment. The parties hereby confirm their intention to avoid double-counting with respect to calculations under this

Agreement and agree to adjust any overpayment or underpayment shown to result from such double-counting.

         5.2 Courses In Progress. The Sellers and/or Buyer, as applicable, shall make the following calculations in respect of the obligations incurred by students who are enrolled in courses that are in progress as of the Closing Date ("Courses In Progress"):

                  5.2.1 At the Closing, the Sellers and Buyer shall calculate the total course revenues attributable to Courses In Progress ("Total Course Revenues"). Total Course Revenues shall include all payments collected by the Sellers before the Closing with respect to Courses In Progress, plus all remaining amounts due from students for Courses In Progress. The Sellers and Buyer shall allocate the Total Course Revenues in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy (the "Transfer Policy"), as if the students enrolled in Courses In Progress were "transfer students" under the Transfer Policy. If the payments collected by the Sellers before the Closing exceed the amount allocated to the Sellers under the Transfer Policy, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by the Sellers before the Closing are less than the amount allocated to the Sellers under the Transfer Policy, Buyer shall pay the amount of the shortfall to the Sellers after the Closing as course revenues are collected from students.

                  5.2.2 On [DATE SIX MONTHS FROM CLOSING DATE], the Sellers shall pay to Buyer the amount by which the then-uncollected amounts due from students for Courses In Progress exceed two percent (2%) of the Total Course Revenues calculated by the Sellers and Buyer at Closing under Section 5.2.1. Buyer shall use commercially reasonable efforts after the Closing to attempt to collect all course revenues. The Stockholders shall assist Buyer in such collection efforts, provided that, after [DATE SIX MONTHS FROM THE CLOSING DATE], the Sellers and the Stockholders shall not contact students without prior authorization by Buyer, which shall not be unreasonably withheld.

         5.3 Tutoring Services. At the Closing, the Sellers and Buyer shall calculate the total revenue attributable to each student who contracted with the Sellers for a specified quantity of tutoring services before the Closing Date but who has unused tutoring hours as of the Closing Date ("Tutoring Revenue"). Tutoring Revenue shall include all payments collected by the Sellers from the student before the Closing, plus all remaining amounts due from the student. The Sellers and Buyer shall allocate the Tutoring Revenue from each tutoring student as follows: (i) If the student has used any portion of the contracted tutoring hours before the Closing, the up-front materials fee from the student shall be allocated to the Sellers. If the student has not used any portion of the contracted tutoring hours before the Closing, one-half of the up-front materials fee shall be allocated to the Sellers and one-half shall be allocated to Buyer.
(ii) The Tutoring Revenue remaining after allocation of the up-front materials fee (the "Remaining Revenue") shall be divided between the Sellers and Buyer as follows: The Sellers and Buyer shall determine whether the date of the test for which the student was preparing has passed as of the Closing. If the date of the test has passed, the student will be deemed to have ended his or her tutoring package and the Remaining Revenue shall be allocated to the Sellers. If the date of the test has not passed as of the Closing, the Sellers and Buyer shall calculate the ratio of the student's unused tutoring hours to the total hours contracted for by the student. That ratio shall be multiplied by the Remaining Revenue, and the resulting amount shall be allocated to Buyer. If the payments collected by the Sellers before the Closing exceed the amount allocated to the Sellers under this Section 5.3, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by the Sellers before the Closing are less than the amount allocated to the Sellers under this Section 5.3, Buyer shall pay the amount of the shortfall to the Sellers after the Closing as revenue is collected from the tutoring student.

         5.4 Employee Expenses. Buyer will offer to hire the Employees of the Sellers listed in Schedule 8.17 whom Buyer deems to meet Buyer's ordinary pre-employment and post-employment standards and conditions. Buyer shall have no obligation to offer employment to any specific individual listed in Schedule
8.17 who does not meet Buyer's ordinary standards and conditions. Buyer will credit each Employee hired by Buyer with such vacation time and sick leave as have accrued during such person's employment by the Sellers and remain unused as of the Closing Date, or, at Buyer's option, Buyer will pay such Employee for any accrued vacation time or sick leave. In addition, Buyer will credit each Employee hired by Buyer with such Employee's time-in-service to the Sellers for purposes of calculating any bonuses for which such Employee may be eligible. The Sellers and Buyer shall make the following payments to each other in respect of Employees hired by Buyer:

                  5.4.1 Vacation and Sick Leave. The Sellers shall reimburse Buyer for the dollar value of all vacation time and sick leave credited and paid to Employees by Buyer as provided above. The Sellers may deduct from such reimbursement the dollar value of any vacation time taken by an Employee before the Closing Date in excess of the actual vacation time accrued by such Employee before the Closing Date.

                  5.4.2 Bonuses. With respect to work performed before the Closing, Buyer shall calculate and pay bonuses to Employees hired by Buyer in accordance with the bonus plans created by the Sellers for such Employees. Any bonuses paid by Buyer to Employees which relate to periods both before and after the Closing Date shall be prorated as of the Closing Date based on the number of months that the Employee was employed by the Sellers and by Buyer, respectively, during the period to which the bonus relates. Within thirty (30) days after payment of the bonus to the Employee, the Sellers shall pay Buyer an amount equal to the pre-Closing portion of the bonus, as determined according to this Section. Buyer shall have no obligation to pay any Employee any amount that is in excess of Sellers' bonus plans as disclosed to Buyer. If Buyer voluntarily elects to pay a bonus in excess of the Sellers' disclosed bonus plans, the Sellers' obligation to reimburse Buyer for the pre-Closing portion of the bonus shall be limited to the bonus calculated in accordance with the Sellers' disclosed bonus plans. Nothing in this Section is intended or shall be deemed to create any third party beneficiary rights in any Employee.

         5.5 Purchased Materials. The Sellers and Princeton Review Products, L.L.C. ("Products") shall make good faith efforts to resolve any disputed amounts invoiced to the Sellers by Products or its predecessor for course materials, products, supplies, or other goods and services, as follows:

                  5.5.1 At least thirty (30) days before the Closing, Products shall deliver to the Sellers a statement of all amounts outstanding that are more than ninety (90) days old. Within thirty (30) days after the Closing, Products shall deliver to the Sellers a final statement of all amounts outstanding. The Sellers shall have no liability for any amounts claimed by Products that do not appear on at least one of the statements delivered under this provision.

                  5.5.2 The Sellers shall present to Products in writing at or before the Closing all amounts disputed by the Sellers (except new items appearing on the final statement delivered by Products after the Closing). Any amounts resolved between the Sellers and Products as of the Closing shall be paid at Closing, as provided in Section 5.1. Any amounts that remain in dispute as of six months after the Closing and for which the Sellers have not served a formal demand for arbitration under Section 23 shall be immediately paid to Buyer.

         5.6 Rent. All rent paid by the Sellers and Buyer under Leases assigned pursuant to Section 7.8 shall, if the rent relates to periods both before and after the Closing Date, be prorated as of the Closing Date, with the Sellers responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date.

         5.7 Other Business Expenses. Except as otherwise provided in Sections 5.5, 5.6, and 5.8, and subject to the terms of this Section 5.7, bills received by the Sellers or by Buyer in connection with the operation of the Franchised Businesses and/or ownership of the Assets (including, but not limited to, invoices for real estate taxes, personal property taxes, equipment rental, telephone charges, and utilities) (collectively, "Bills") shall, if they relate to periods both before and after the Closing Date, be prorated as of the Closing Date, with the Sellers responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date. The Bills shall be prorated and settled in accordance with the following:

                  5.7.1 Pre-Closing Bills. All Bills received by the Sellers and Buyer before the Closing Date must be presented at or before the Closing. Any such Bills not presented at or before Closing shall be excluded from proration under this Section 5.7.

                  5.7.2 Post-Closing Bills. Bills received by the Sellers and Buyer after the Closing Date shall be presented as provided in Section 5.1. A Bill received after the Closing shall be excluded from proration under this
Section 5.7 unless the Bill exceeds five hundred dollars ($500).

                  5.7.3 Responsibility for Calculation. The Sellers shall be responsible for calculating all prorations under this Section 5.7. Buyer shall have five (5) business days after the receipt of the Sellers' calculation to object to the calculation, or the calculation shall be deemed approved.

         5.8 Special Items. Buyer and the Sellers shall jointly calculate the amount of the items specified below in this Section 5.8:

                  5.8.1 Prepaid Advertising Expenses. Buyer shall reimburse the Sellers for expenses paid by the Sellers in the ordinary course of business before the Closing Date for print, direct mail, and all other advertising and promotion that specifically refers to, and that is clearly and primarily designed to promote, courses starting after the Closing Date ("Prepaid Advertising Expenses"). The Sellers shall furnish such documentation as Buyer may reasonably request to verify all expenditures for which the Sellers seek reimbursement.

                  5.8.2 Basket of Goods Items. Buyer shall pay the Sellers an amount equal to the Sellers' cost for "basket of goods" items on hand in or en route to the Franchised Businesses as of the Closing Date, provided that: (i) such items are in their original, unbroken shipping containers; and (ii) the expiration date of such items is not less than three (3) months after the Closing Date. "Basket of goods" items delivered by the Sellers to students enrolled in courses that have not started as of the Closing Date shall be treated as items on hand in the Franchised Businesses, without regard to clauses
(i) and (ii) above. The Sellers may retain any basket of goods items not paid for by Buyer under this Section.

                  5.8.3 Marketing Materials. Buyer shall pay the Sellers an amount equal to the Sellers' cost for current marketing supplies purchased from Products or from third parties (including, but not limited to, brochures and course schedules) that remain on hand in or en route to the Franchised Businesses as of the Closing Date, provided that (i) such items have not been accounted for under Section 5.8.1; (ii) the quantity of such items is no greater than the quantity typically maintained by the Sellers in the past or reasonably required for increased business; (iii) Buyer shall have no obligation to pay for any items that would not ordinarily and reasonably be used within six (6) months after the Closing Date; and (iv) such items are in their original, unbroken packages or other containers reasonably acceptable to Buyer. The Sellers may retain any marketing supplies not paid for by Buyer under this Section, provided that, any such items bearing any proprietary marks of Franchisor shall only be used internally by the Sellers or sold to other franchisees of Franchisor, and not made available to any other person or entity.

                  5.8.4 Capital Expenditures. Buyer shall reimburse the Sellers for Capital Expenditures made by the Sellers in the ordinary course of operating the Franchised Businesses after the date of the Option Agreement but before the Closing, provided that: (i) such Capital Expenditures were not reflected on any balance sheet delivered to Buyer or its affiliates before execution of the Option Agreement, and (ii) either: (a) such Capital Expenditures do not exceed $25,000, or (b) the Sellers obtained Buyer's written consent for expenditures causing the Sellers to exceed the $25,000 threshold and for each subsequent Capital Expenditure for which the Sellers seek reimbursement. For purposes of this Section, "Capital Expenditure" means the book value of any furniture, equipment, or other item (i) that is depreciable under GAAP, and (ii) whose original cost to the Sellers exceeded $1,000 (or which is integrated into an item or group of similar items whose total cost exceeded $1,000).

         5.9 Franchise Fees, Etc. The Sellers, Buyer and Franchisor shall calculate and pay in accordance with Section 5.1: (i) the amount of any unpaid royalty-service fees and unpaid advertising-promotion fees due to Franchisor under the Franchise Agreements as of the Closing Date; (ii) the amount of any undisputed monies owed by the Sellers to Franchisor or its affiliates

(other than Products, as provided in Section 5.5) as of the Closing Date for course materials, products, supplies, or other goods or services purchased for use or resale in the Franchised Businesses; and (iii) the amount of any undisputed transfer fees or other undisputed amounts owed to the Sellers by Franchisor and its affiliates under the Franchise Agreements as of the Closing Date. With respect to clause (i) above: (x) the deposits referred to in Section
1.2.4 and any other funds transferred by the Sellers to Buyer and its affiliates at Closing on which the Sellers have not previously paid royalty-service fees and advertising-promotion fees shall not be subject to such fees; (y) any royalty-service fees and advertising-promotion fees previously paid to Franchisor on amounts payable by the Sellers under Section 1.2.4 or this Section 5 shall be credited back to the Sellers at Closing; and (z) any post-Closing payments made by Buyer to the Sellers under Sections 5.2 and 5.3 shall be subject to royalty-service fees and advertising-promotion fees which shall be paid by the Sellers.




6. Allocation of Purchase Price. In accordance with section 1060 of the internal revenue code of 1986, as amended, the purchase price shall be allocated in the manner set forth in schedule 6 to this agreement. The sellers, the stockholders, and buyer each covenant and warrant that: (i) in no tax return filed by it or any of its respective successors or assigns shall the allocation of the purchase price be treated or reported inconsistently with or differently from the allocation of the purchase price set forth in schedule 6, unless such change in allocation is the result of a determination by a taxing authority for that year or a preceding year; and (ii) in no tax audit, tax examination, tax or compliance review or tax litigation, will it or any of its respective successors or assigns claim or assert that the allocation of the purchase price is or should be inconsistent with or different from that set forth in schedule 6, unless as a result of a determination made by a taxing authority in a preceding year. The parties agree to file all appropriate internal revenue service forms with their respective federal income tax returns for their respective tax year in which the closing date occurs.

7. Closing Deliveries. The closing shall take place on [DATE TO BE DETERMINED WHEN ASSET PURCHASE AGREEMENT IS SIGNED], or such other date as may be mutually agreed upon by the parties. the following events shall occur at the closing:

         7.1.     Buyer shall deliver to the Sellers the amount required under
Section 4.1.

         7.2      Buyer shall execute and deliver the Note.

         7.3 If applicable, Buyer shall cause its affiliate to execute and deliver the Guaranty.

         7.4 The Sellers shall execute and deliver to Buyer a Bill of Sale for the Assets in the form of Exhibit D to this Agreement.

         7.5 Each Seller shall deliver to Buyer a good standing certificate from its state of incorporation and from each state in which the Seller has qualified to do business, each current as of a date not more than five days before the Closing Date.

         7.6 Each Seller shall deliver to Buyer a shareholder consent authorizing the Seller's entry into and performance of this Agreement, executed by shareholders who collectively possess at least the minimum voting power required under the Seller's governing documents and the law of the state of its incorporation to authorize such action by the Seller.

         7.7 The Sellers shall execute and deliver a certificate in the form of Exhibit E to this Agreement (the "Sellers' Certificate").

         7.8 With respect to each Lease, the appropriate Seller shall execute and deliver a Lease Assignment, signed by the lessor; and if applicable, Buyer and/or an affiliate of Buyer shall execute and deliver a guaranty of the lessee's obligations under the Lease. If the Seller is unable to obtain the lessor's consent to a lease assignment after diligent effort as provided in
Section 3.2, the Seller shall execute and deliver at the Closing a sublease for the premises on the same terms as the Seller's lease, in a form mutually acceptable to the parties. If the Seller is unable to deliver either the lessor's consent to the Lease Assignment or a sublease for the premises, the Seller shall deliver evidence acceptable to Buyer that the Seller has made arrangements for Buyer to occupy premises of equivalent quality at no higher cost to Buyer, and the Seller shall reimburse Buyer for moving costs as provided in Section 15.7 below.

         7.9 The Sellers and Buyer shall execute an Assignment and Assumption Agreement with respect to the Assumed Contracts, in the form of Exhibit F to this Agreement; and, if applicable, the Sellers shall deliver to Buyer the written consents of third parties to the assignment and assumption of the Assumed Contracts.

         7.10 The Sellers shall deliver suitable evidence of transfer of the rights referred to in Section 1.2.6.

         7.11 The Sellers shall deliver the written consents of all other persons, if any, whose approval or consent to the performance of this Agreement by the Sellers and the Stockholders or to transfer of the Assets is legally or contractually required.

         7.12 The Sellers, the Stockholders, Buyer and Franchisor shall execute a Mutual Release in the form of Exhibit G to this Agreement. The Sellers shall also cause Joel Rubin to execute the Mutual Release, and Buyer shall also cause Products to execute the Mutual Release.

         7.13 The Sellers shall deliver certificates of insurance satisfactory to Buyer demonstrating that the Sellers have the insurance coverage described in Section 8.15 below.

8. Representations and Warranties of the Sellers and the Stockholders. The sellers and the stockholders, jointly and severally, represent and warrant to buyer and franchisor that:

         8.1 Each Seller has been duly organized and is validly existing and in good standing under the laws of the state of its incorporation. Each Seller has qualified to do business in each jurisdiction where it is carrying on the Franchised Businesses, except where the failure to qualify to do business would not have a material adverse effect on the Franchised Businesses.

         8.2 The issued and outstanding stock of each Seller is owned of record and beneficially by the persons and entities shown on Schedule 8.2, and there are no other shareholders. The execution, delivery, and performance of this Agreement has been duly authorized by the board of directors of each Seller, and all necessary stockholder action under each Seller's bylaws and state law has been taken for approval of the execution and delivery of this Agreement by the Seller, performance of the terms of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by any Seller or Stockholder in connection with the consummation of the transactions contemplated hereunder.

         8.3 The execution and delivery of this Agreement, the Sellers' performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of the Sellers' and the Stockholders' knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which any Seller or Stockholder is a party, or by which any Seller or Stockholder may be bound.

         8.4 This Agreement and the other agreements and transactions contemplated herein to which any Seller or Stockholder is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of the Seller or Stockholder, enforceable in accordance with its terms.

         8.5 The Sellers own the Assets free and clear of any and all liens, security interests, claims and encumbrances.

         8.6 All furniture, fixtures and equipment that the Sellers were using in the Franchised Businesses as of the date of execution of the Option Agreement remain in operation in the Franchised Businesses. Otherwise, the Sellers make no representation as to such furniture, fixtures and equipment, which are transferred to Buyer "as is."

         8.7 The Sellers and the Stockholders are not in material breach or default of any contract or other commitment to Buyer, Franchisor, or third parties, including without limitation the Franchise Agreements and the Option Agreement.

         8.8 The Sellers have not engaged a broker in connection with any transaction represented by this Agreement.

         8.9 There is no material claim, investigation, litigation, arbitration, or enforcement proceeding pending or, to the knowledge of any Seller or Stockholder, threatened against any Seller or the Franchised Businesses.

         8.10. The Sellers have previously delivered to Buyer copies of their federal income tax returns for calendar years 1997 and 1998, their audited balance sheets dated December 31, 1998 and December 31, 1999, and their audited profit-and-loss statements for the years ending

December 31, 1998 and December 31, 1999 [NOTE: ADD 2000 Q1/ Q2/Q3 QUARTERLY STATEMENTS, AS APPLICABLE] (collectively, the "Financial Statements"). To the best of the Sellers' and the Stockholders' knowledge, the Financial Statements reflect or provide for all material claims against, and all material debts and liabilities relating to, the Franchised Businesses, fixed or contingent, as of the dates of the Financial Statements and for the periods covered by them, as determined in accordance with generally accepted accounting principles, consistently applied. To the best of Sellers' and the Stockholders' knowledge, there has not been any change since the date of the latest balance sheet which has materially and adversely affected the Franchised Businesses or the Assets or the financial condition or results of operation of any Seller. Buyer acknowledges the Sellers' right to update the disclosure schedules attached to this Agreement as provided in the Option Agreement, provided that the updates reflect no material adverse change in the Franchised Businesses, the Assets, or the financial condition or results of operation of the Sellers. The Financial Statements are true, correct, and complete in all material respects.

         8.11 The Sellers have timely filed all federal, state, local, and foreign income, franchise, payroll, sales, property, and other tax returns which were required to be filed prior to the date of this Agreement, and have made payment of all taxes shown by those returns to be due and payable. Each such return was prepared in compliance with all applicable laws and regulations, and all such returns are true and accurate in all material respects.

         8.12 To the best of the Sellers' and the Stockholders' knowledge, each Seller has all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by federal, state, city, county or other municipal bodies to own, lease, and use the Assets and to operate its Franchised Business in the manner in which it is presently operated.

         8.13 No Seller or Stockholder has received any notice or is aware of any allegation of any failure to comply with applicable local, state, or federal laws, regulations, ordinances, administrative orders, or judicial orders in connection with the operation of the Franchised Businesses and ownership and use of the Assets. To the best of the Sellers' and the Stockholders' knowledge, there are not now and have not been any material failures to comply with such laws or orders.

         8.14 Except for the liabilities expressly assumed by Buyer under
Section 3, the Sellers and the Stockholders have no knowledge of any agreements, leases, contracts, charges, encumbrances or restrictions which would restrict Buyer's use or right to use any of the Assets or will create obligations for which Buyer will be liable.

         8.15 The Sellers have maintained liability insurance coverage equal to or exceeding Franchisor's minimum requirements for any claims which may have arisen or causes of action which may have accrued during the Sellers' ownership and/or operation of the Assets and the Franchised Businesses. Such liability insurance is of the "occurrence" type, so that if the policies are discontinued by the Sellers after the Closing, coverage will nevertheless continue at the same policy limits (subject to the terms and conditions of such policies) with respect to such claims and causes of action.

         8.16 To the best of the Sellers' and the Stockholders' knowledge, neither this Agreement, nor any Schedule or Exhibit hereto, nor any certificate or other information or document furnished to Buyer or Franchisor by or on behalf of any Seller or Stockholder in connection with the transactions contemplated hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         8.17 Schedule 8.17 is a list of all persons currently employed full time by the Sellers in the Franchised Businesses (the "Employees"). Schedule
8.17 accurately and completely shows the Employees' current rates of compensation, including bonuses. The Sellers have no oral or written understandings with any Employee that permit the Employee to be employed for a term or that otherwise relate to terms or conditions of such Employee's employment which Buyer will be required to assume. Except to the extent consistent with Section 5.4, the Sellers and the Stockholders have made no promises or representations to any of the Employees that Buyer would employ them or would continue in effect any benefit to which they may now be entitled or believe themselves to be entitled, or would pay or grant any bonus or benefit which any Employee may have accrued during his or her employment by Seller. The Sellers and the Stockholders have made no promises or representations to any of the Employees concerning bonuses that are inconsistent with the bonus plans disclosed by the Sellers to Buyer.

         8.18 Schedule 8.18 lists all Employee Pension Benefit Plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all Employee Welfare Benefit Plans, as that term is defined in Section 3(1) of ERISA, which the Sellers have maintained or contributed to for the benefit of any current or former employee of the Sellers (collectively, the "Employee Benefit Plans"). The Sellers and the Stockholders represent with respect to the Employee Benefit Plans:

                  8.18.1 None of the Employee Benefit Plans is a "multi-employer plan," as that term is defined in Section 3(37) of ERISA. No Seller has ever contributed to or been required to contribute to any multi-employer plan.

                  8.18.2 Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"). All required reports and descriptions (including without limitation Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed or distributed with respect to each Employee Benefit Plan.

                  8.18.3 All employer contributions and employee salary reduction contributions which were due prior to the date of this Agreement have been paid to each Employee Pension Benefit Plan, and the Sellers have made provision for payment of all such contributions which relate to the period up to the Closing Date. All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                  8.18.4 Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under IRC Section 401(a). The Sellers' third-party administrator has received a favorable opinion letter from the Internal Revenue Service with respect to a prototype of the Employee Pension Benefit Plan adopted by the Sellers. The Sellers have not been refused a favorable determination letter from the IRS as to the Employee Pension Benefit Plan as adopted by the Sellers.

                  8.18.5 There have been no Prohibited Transactions (as that term is defined in ERISA Section 406 and IRC Section 4975) with respect to any Employee Benefit Plan, and no Fiduciary (as that term is defined in ERISA
Section 3(21)) is liable for breach of fiduciary duty or any other failure to comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No claim, proceeding, or investigation (other than routine claims for benefits) with respect to the administration or investment of the assets of an Employee Benefit Plan is pending or has been threatened, and the Sellers and the Stockholders are not aware of any basis for any such claim, proceeding, or investigation.

                  8.18.6 Except as disclosed in Schedule 8.18, the Sellers have no current obligation to make group medical coverage available to employees, former employees, or any of their beneficiaries under Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B. No Seller has ever maintained or contributed to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees or their beneficiaries, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B.

         8.19 Except for sales tax obligations specifically disclosed by the Sellers to Buyer and paid or otherwise discharged by the Sellers, no sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee of a material nature (other than income taxes due and owing by the Sellers) will be payable by the Sellers or Buyer to any governmental agency based on the transfer of the Assets from the Sellers to Buyer.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 23 BELOW, EXCEPT THAT SECTIONS
8.11 AND 8.13 SHALL SURVIVE FOR TWO YEARS OR UNTIL EXPIRATION OF THE STATUTE(S) OF LIMITATIONS APPLICABLE TO THE MATTERS REFERRED TO IN THOSE SECTIONS, WHICHEVER IS LONGER.

9. Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers and the Stockholders that:

         9.1 Buyer has been duly organized and is validly existing and in good standing under the laws of the state of Delaware.

         9.2 The execution, delivery, and performance of this Agreement has been duly authorized by the members of Buyer, and all necessary member action under Buyer's operating agreement and state law has been taken for approval of the execution and delivery of this Agreement by Buyer, performance of the terms of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Buyer in connection with the consummation of the transactions contemplated hereunder.

         9.3 The execution and delivery of this Agreement, Buyers' performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Buyer's knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Buyer is a party, or by which Buyer may be bound.

         9.4 This Agreement and the other agreements and transactions contemplated herein to which Buyer is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

         9.5 Buyer has not engaged a broker in connection with any transaction represented by this Agreement.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 23 BELOW. In the event Buyer assigns its rights under this Agreement to a subsidiary formed for the purpose of carrying out the transactions contemplated hereunder, the above representations and warranties shall be deemed to have been made jointly and severally by Buyer and such subsidiary.

10. Obligations Pending the Closing. The Sellers and the Stockholders shall comply with all of the covenants in Section 7 of the Option Agreement through the Closing DATE. In addition, the Sellers shall not: (i) increase the compensation or employee benefits of any employee of the Franchised Businesses without the written consent of Buyer, which shall not be unreasonably withheld, or (ii) except in the ordinary course of business consistent with the Sellers' past practices, offer or permit any special inducements for course sign-ups. The Sellers shall promptly notify Buyer of any material adverse change in the Franchised Businesses that occurs prior to the Closing Date.

11.      [Omitted]

12. Restrictions on Competition, Solicitation, and Hiring. The Sellers and the Stockholders shall not, either directly or indirectly through any other person or entity, without Buyer's prior written consent:

         12.1 For a period of four (4) years from the Closing Date, become engaged or involved in any business or activity which relates to, involves, or is competitive with the TPR Method (as defined in, and modified by Franchisor pursuant to, the Franchise Agreements), within one hundred (100) miles of the primary site location of any company-owned or franchised business operated under the TPR Method. This provision does not prohibit Rob Cohen from entering into an employment or consulting arrangement with any independent franchisee of Franchisor that is operating under the TPR Method, provided that
(i) Mr. Cohen neither holds nor obtains any ownership interest in such independent franchisee or the business operated under the TPR Method, and (ii) such arrangement shall cease if the independent franchisee ceases to operate under the TPR Method for any reason. Buyer agrees that neither Mr. Cohen's existing 1% ownership interest in Princeton Review of Taiwan nor the direct or indirect interest of the Sellers and the Stockholders in the Stock shall be deemed to violate this Section.

         12.2 For a period of four (4) years from the Closing Date, solicit any individuals, businesses, or organizations that were customers of the Sellers prior to the Closing or disclose any information about such customers to any person, company or other legal entity. This Section does not prohibit solicitation of any individual or entity whose identity was obtained from a source in the public domain, provided that such solicitation is not for a purpose that would be contrary to the first sentence of Section 12.1 above.

         12.3 Except as permitted under the last sentence of this Section 12.3, for a period of two (2) years from the Closing Date, hire any person who worked for Buyer, its affiliates, or the Franchised Businesses as of the Closing Date or at any time within six (6) months before the Closing Date, and for two additional years after the expiration of such two-year period, hire any such person without complying with Franchisor's employee transfer policy as it existed on the Closing Date. Notwithstanding the previous sentence, the Sellers and the Stockholders may hire (i) any person who voluntarily left his or her employment with Buyer or its affiliates at least six (6) months before being contacted by the Sellers and the Stockholders for the purpose of discussing possible employment; and (ii) any person whose employment was terminated by Buyer or its affiliates before the person was contacted by the Sellers and the Stockholders for the purpose of discussing possible employment.

         12.4 For a period of four (4) years from the Closing Date, directly or indirectly induce, or attempt to influence, any employee of Franchisor, Buyer, or their affiliates to terminate his or her employment. This provision shall not be construed as a waiver of any rights or claims that Buyer, Franchisor, and their affiliates may have against the Sellers or the Stockholders as a result of a breach by any person of an employment or other agreement with Franchisor, Buyer, or their affiliates after the end of such four-year period. Any hiring of an employee or former employee of Franchisor, Buyer, or their affiliates that complies with Section 12.3 above shall not be deemed to violate this Section 12.4.

         12.5 If in any dispute over this Section 12 an arbitrator or court deems any provision of this Section 12, as written, to be unreasonable and unenforceable under applicable law, the parties agree that the arbitrator or court shall reduce the scope of the provision or strike the provision from this Agreement in order that this Section 12 may impose the maximum duty permitted by applicable law. The Sellers and the Stockholders agree that they will remain bound by this Section 12 as so modified by the arbitrator or court.

13.      Indemnification.

         13.1 Without limiting any of their other obligations under this Agreement, the Sellers and the Stockholders, jointly and severally, agree to indemnify and hold harmless Buyer, Franchisor, their affiliates, and their respective officers, directors, shareholders and employees against and from any loss, liability, damages, cost or expense (including, but not limited to, reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of any Seller or Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of any Seller or Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses up to the Closing Date.

         13.2 Buyer agrees to indemnify and hold harmless the Sellers and the Stockholders against and from any loss, liability, damages, cost or expense (including but not limited to reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of Buyer, Franchisor, and their affiliates set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement;
(ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Buyer set forth in the Option Agreement, this Agreement or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses by Buyer on and after the Closing Date.

         13.3 All claims for indemnification under Sections 13.1 and 13.2 above must be submitted within two (2) years after the Closing, except that a claim by Buyer with respect to the representations and warranties in Sections 8.11 and
8.13 may be submitted at any time before the expiration of the statute(s) of limitations applicable to the matters referred to in Sections 8.11 and 8.13. If any party becomes aware of any claim in respect to which it believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), such party (the "Claiming Party") shall give written notice of the Claim to the Sellers and the Stockholders or to Buyer, as appropriate (the "Indemnifying Party"), within ninety (90) days after the Claiming Party becomes aware of the Claim. In the case of a Claim based on a loss or liability asserted against the Claiming Party by a third party, the Indemnifying Party shall have thirty (30) days from its receipt of notice of the Claim to assume defense of the Claim, and if the Indemnifying Party fails to assume the defense within such thirty-day period the Claiming Party shall have the right to contest, settle, or pay the claim, in the Claiming Party's sole discretion. Failure to provide timely notice of a Claim:
(i) will not prohibit the Claiming Party from conducting its own defense (including hiring its own legal counsel); and (ii) will relieve the Indemnifying Party from any obligation to indemnify for that particular Claim, to the extent the Indemnifying Party is prejudiced by failure to receive notice. The Claiming Party and the Indemnifying Party shall cooperate fully with each other with respect to all Claims subject to indemnification, and shall keep each other fully advised with respect thereto, including supplying copies of all relevant documentation promptly as it becomes available.

         13.4 Notwithstanding anything to the contrary in this Section 13, payment of a Claim to the Indemnified Party shall not be due until such time as the aggregate amount of all pending Claims made by the Indemnified Party exceeds $10,000. Any Claims that remain unpaid solely on account of this provision as of the expiration of the two-year period specified in Section 13.3 shall be deemed waived.

14. Assignment of Franchise Agreements. The Sellers and Franchisor agree that upon consummation of this transaction, the Sellers' and Stockholders' interest in the Franchise Agreements will be deemed assigned to Buyer. The Sellers and the Stockholders will have no further rights or obligations thereunder, except for the post-term covenant not to compete and the post-term obligations of the Sellers and the Stockholders to: (i) return all materials containing confidential information about Franchisor or the TPR Method; (ii) discontinue use of such confidential information; and (iii) cease all use of the Proprietary Marks and the TPR Method licensed under the Franchise Agreements.

15. Post-Closing Obligations of the Sellers and the Stockholders. In addition to any other post-Closing obligations of the Sellers and the Stockholders set out in this Agreement:

         15.1 The Sellers and the Stockholders shall retain and carry out all responsibility for the administration, reporting, continuation, and termination of the Employee Benefit Plans. The parties acknowledge that a Buyer is acquiring no liability with respect to the Employee Benefit Plans and no interest in any profit-sharing plan funds or similar funds held for the benefit of Sellers' employees under the Employee Benefit Plans.

         15.2 The Sellers shall timely file all federal, state, and local income, franchise, payroll, sales, property, and other tax returns relating to the Sellers or the Franchised Businesses for the period through the Closing which become due on or after the Closing; shall timely pay all taxes shown by such returns to be due and payable, together with any interest or penalties which may be assessed by taxing authorities on any taxes which were not timely paid; and, upon Buyer's request, shall deliver to Buyer copies of all tax clearance letters and closing notices received from government authorities which relate to the Sellers or the Franchised Businesses. Buyer shall cooperate with the Sellers in satisfying their obligations under this Section 15.2 by providing such copies, documents and information as are reasonably necessary.

         15.3 At Buyer's request, without further consideration, the Sellers and the Stockholders will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may reasonably require for the transfer of the Assets.

         15.4 At Buyer's request, Rob Cohen shall devote his full time for the first three (3) months after the Closing, and not fewer than four (4) hours per week for the following three (3) months, to assisting Buyer with the transition of the Franchised Businesses to Buyer. Buyer agrees to pay Mr. Cohen $2,000 per week for his services under this Section, provided that Buyer shall have the unrestricted right to terminate Mr. Cohen's services at any time and without obligation to make any further payments hereunder.

         15.5     [Omitted.]

         15.6 Each Seller shall change its corporate name to delete the words "Princeton Review" and shall cancel or transfer to Buyer all business name and fictitious name registrations containing the words "Princeton Review." The Sellers shall furnish evidence of such actions to Buyer upon reasonable request.

         15.7 As provided in Section 7.8, if the Sellers fail to deliver at Closing a fully-executed lease assignment or a sublease with respect to any of the existing business premises of the Franchised Businesses, then without limiting the obligations of the Sellers and the Stockholders under Section 13.1, the Sellers shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur as a result of relocating to comparable premises, and
(ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Business in order to relocate.

         15.8 The Sellers and the Stockholders shall use their best efforts to assist Buyer in obtaining either: (a) a transfer of the I-17 authorization of Princeton Review of Boston, Inc. referred to in Section 1.2.9, or (b) a new I-17 authorization of Buyer to enroll non-immigrant aliens, equivalent to the authorization held by Princeton Review of Boston, Inc. The Sellers and the Stockholders shall bear the first $4,500 of legal fees incurred in connection with this Section.

16. Post-Closing Obligations of Buyer. In addition to any other post-Closing obligations of Buyer set out in this Agreement:

         16.1 Buyer shall furnish copies or permit access by the Sellers and their accountants and legal counsel, upon reasonable notice and during regular business hours, to any of the Sellers' records delivered to Buyer as a part of the Assets.

         16.2 At the Sellers' request, without further consideration, Buyer will execute and deliver such further evidence as the Sellers may reasonably require of Buyer's assumption of responsibility for the items specified in clauses (i) and (ii) of Section 3.

         16.3 Buyer shall permit Rob Cohen to continue to use the email address robc@review.com and shall permit Matthew Rosenthal to continue to use the email address mattr@review.com during the four-year period of the covenant not to compete in Section 12, provided that they are not in default under that Section. Messrs. Cohen and Rosenthal agree that such email accounts shall be used solely for purposes consistent with the letter and spirit of this Agreement and that Buyer and its affiliates shall have no liability to them for any interruption of service caused by circumstances beyond Buyer's reasonable control.

         16.4 If required under Section 4.2.1, Buyer or the Guarantor shall cause the entity or entities succeeding to its or their interest in the TPR Business to execute and deliver the Guaranty or to assume the Note.

17. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

         (a)      To the Sellers and                          Mr. Rob Cohen
                  the Stockholders:                           34 Baker Circle
                                                              Somerville, New Jersey 08876

                  with a copy to:                             Greg White
                                                              Chappell White LLP
                                                              268 Summer Street
                                                              Boston, Massachusetts 02110

         (b)      To Buyer and/or Franchisor:                 Mr. Mark Chernis
                                                              Princeton Review Management, L.L.C.
                                                              2315 Broadway
                                                              New York, New York 10024

                  with a copy to:                             David W. Koch
                                                              Wiley, Rein & Fielding
                                                              1776 K Street, N.W.
                                                              Washington, D.C.  20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to the Sellers and the Stockholders as indicated above shall be effective as to all of the Sellers and the Stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

18. Entire Agreement. This Agreement, together with its Schedules and Exhibits and the Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations, understandings and agreements between the parties concerning the same subject matter, other than the Option Agreement, are merged herein. This Agreement may not be modified or rescinded except in a written instrument signed by all of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

21. Costs and Expenses. Except as specified in Section 13 of the Option Agreement, each party shall bear its own legal and other costs and expenses in connection with the negotiation, preparation, and execution of this Agreement and the performance of the transactions contemplated hereby. The Sellers and the Stockholders agree to indemnify and hold Buyer and

Franchisor harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against the Sellers and the Stockholders. Buyer agrees to indemnify and hold the Sellers and the Stockholders harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Buyer or Franchisor.

22. Survival of Representations. The parties agree that no action or arbitration may be brought based on the alleged breach of any representation or warranty set forth in Sections 8 and 9 of this Agreement unless such action or arbitration is commenced within two (2) years after the Closing Date, except that an action by Buyer with respect to the representations and warranties in Sections 8.11 and
8.13 may be brought at any time before the expiration of the statute(s) of limitations applicable to the matters referred to in Sections 8.11 and 8.13.

23. Arbitration. Any dispute involving a monetary obligation under this Agreement, and certain disputes under the Note (as provided therein) shall, if the amount in dispute is less than $250,000, be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted in New York City. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. sec. 1 et seq.) shall be governed by the Act. The parties shall jointly select a neutral person to serve as the arbitrator, but if the parties have not agreed on the arbitrator within 30 days after the date of the demand for arbitration, the arbitrator shall be appointed in accordance with AAA rules. The arbitrator shall have no authority to award exemplary, punitive, or special damages, and each party shall be limited to the recovery of any actual damages sustained by it (and costs and attorneys' fees, as provided below). The award of the arbitrator shall be conclusive and binding on all parties to this Agreement, and judgment on the award may be entered in any court of competent jurisdiction. Nothing herein shall be construed or interpreted to prevent any party from commencing appropriate litigation in any court of competent jurisdiction to secure specific performance or equitable relief of any kind for breach of this Agreement.

24. Prevailing Party Fees and Costs. The prevailing party or parties in any arbitration or litigation involving this Agreement will be entitled to recover from the losing party or parties its or their reasonable costs and expenses arising out of or incurred by reason of the action or arbitration, including but not limited to reasonable attorneys fees, AAA administrative fees, and arbitrators fees.


                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.


PRINCETON REVIEW OF BOSTON, INC.

By:
     -------------------------------------
Its:
     -------------------------------------

PRINCETON REVIEW OF NEW JERSEY, INC.

By:
     -------------------------------------
Its:
     -------------------------------------


ROBERT L. COHEN, Individually

------------------------------------------


MATTHEW ROSENTHAL, Individually

------------------------------------------


PRINCETON REVIEW OPERATIONS, L.L.C.

By:
     -------------------------------------
         Mark Chernis
         Chief Operating Officer


PRINCETON REVIEW MANAGEMENT, L.L.C.

By:
     -------------------------------------
         Mark Chernis
         Chief Operating Officer

                                  SCHEDULE 1.2

                               VALUATION OF ASSETS



AGREEMENT                                                      ALLOCATION WITHIN               CLOSING
PROVISION                    ASSET/RIGHT                         PURCHASE PRICE               ADJUSTMENT
                                                                (SEE SCHEDULE 6)
---------                    -----------                       -----------------              -----------
1.2.1              Leasehold improvements,                      Seller's book value           Section 5.8.4
                   FF&E, signs, etc.

1.2.2              Leases                                       Zero allocation               None

1.2.3              Course materials, promotional materials,     Zero allocation               Section 5.8.2, 5.8.3
                   books, etc.

1.2.4              Deposits and accounts receivable             Zero allocation               1.2.4

1.2.5              Revenues for courses/tutoring in progress    Zero allocation               Section 5.2, 5.3

1.2.6              Rights to telephone numbers, web sites,      $25,000                       None
                   etc.

1.2.7              Franchise rights, patents, copyrights,       Sellers' book value           None
                   trade secrets, etc.

1.2.8              Goodwill                                     All residual amounts          None

1.2.9              Permits and businesses licenses              Sellers' book value           None

1.2.10             I-17 authorization                           Sellers' book value           None

1.2.11             All papers and records                       $100,000                      None

                                 SCHEDULE 1.2.2


                                     LEASES


      [TO BE COMPLETED WITHIN 30 DAYS AFTER EXECUTION OF OPTION AGREEMENT]

Landlord:

Date of Lease:

Expiration of Current
Lease Term:

Renewal Options:

Current Base Monthly Rent:

                                 SCHEDULE 1.2.9


                                ASSUMED CONTRACTS

      [TO BE COMPLETED WITHIN 30 DAYS AFTER EXECUTION OF OPTION AGREEMENT]


I.       Contracts for Office Services




II.      Written Customer Contracts

                                   SCHEDULE 6


                          ALLOCATION OF PURCHASE PRICE



Agreement
Provision                      Asset/Right                                            New Jersey                   Boston
---------                      -----------                                            ----------                   ------
1.2.1              Leasehold improvements, FF&E, signs, etc.                       See  Schedule 1.2          See  Schedule 1.2

1.2.6              Rights to telephone numbers, web sites, etc.                         $     16,500                $     8,500

1.2.7              Franchise rights, patents, copyrights, trade secrets,           See  Schedule 1.2          See  Schedule 1.2
                   etc.

1.2.8              Goodwill                                                        See  Schedule 1.2          See  Schedule 1.2

1.2.9              Permits and business licenses                                   See  Schedule 1.2          See  Schedule 1.2

1.2.10             I-17 Authorization                                                 Not Applicable          See  Schedule 1.2

1.2.11             All papers and records                                               $     65,000               $     35,000

12                 Covenant Not to Compete--Sellers**                                   $     65,000                $    30,000
                                                                           --------------------------   -----------------------

                                                                             [TO BE INSERTED WHEN       [TO BE INSERTED WHEN
                                                                             PURCHASE AGREEMENT IS      PURCHASE AGREEMENT IS
                                                                                   EXECUTED]                  EXECUTED]
                   TOTAL PURCHASE PRICE**
                                                                           ==========================   =======================


** The Purchase Price does not include the amounts paid to the Stockholders for their individual Covenants Not to Compete under Section 12 of the Agreement. Neither the amount allocated to the Sellers' Covenant Not to Compete nor the amounts paid to the Stockholders under
         Section 4.1. of the Agreement is intended to be a limitation of the damages arising from a breach by the Sellers or the Stockholders.

                                  SCHEDULE 8.2


                           STOCKHOLDERS OF THE SELLERS


      [TO BE COMPLETED WITHIN 30 DAYS AFTER EXECUTION OF OPTION AGREEMENT]

                                  SCHEDULE 8.17


                            EMPLOYEES OF THE SELLERS


      [TO BE COMPLETED WITHIN 30 DAYS AFTER EXECUTION OF OPTION AGREEMENT]

                                  SCHEDULE 8.18


                             EMPLOYEE BENEFIT PLANS


      [TO BE COMPLETED WITHIN 30 DAYS AFTER EXECUTION OF OPTION AGREEMENT]

                                    EXHIBIT A
                       ASSIGNMENT AND ASSUMPTION OF LEASE


         THIS ASSIGNMENT AND ASSUMPTION OF LEASE made as of the date set forth below by and between [Princeton Review of Boston, Inc., a Massachusetts corporation having a usual place of business at 57 Union Street, Suite 1, Newton, MA 02159] [or other Seller entity] (hereinafter called "Assignor"), and Princeton Review Operations, L.L.C., a Delaware limited liability company having a usual place of business at 2315 Broadway, New York, New York 10024, (hereinafter called "Assignee").

         WHEREAS, Assignee is purchasing substantially all of the assets of Assignor pursuant to the terms of that certain Asset Purchase Agreement between the Assignor, Assignee, Rob Cohen, Matt Rosenthal, and Princeton Review Management, L.L.C.;

         WHEREAS, in connection with the purchase and sale of the business, Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor an assignment of that certain lease agreement set forth in Exhibit A (hereinafter called the "Lease") between the Assignor and the lessor described therein (hereinafter called "Landlord").

         NOW, THEREFORE, in consideration of ONE ($1.00) DOLLAR and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Assignor hereby assigns to Assignee all of Assignor's interest in the Lease, effective as of the Effective Date, subject, however, to the respective terms, covenants and conditions contained therein.

         2. Assignee accepts such assignment, effective as of the Effective Date, and agrees to assume all of the obligations and liabilities of the Assignor accruing or arising under the Lease from and after the Effective Date. Assignee does not assume any liability in connection with any actual or alleged breach or default by Assignor occurring before the Effective Date.

         3. This Assignment and Assumption of Lease shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

         4. The Landlord hereby consents to the within assignment by Assignor of its interest under the Lease to the Assignee and agrees that Assignor (and all guarantors of Assignor's obligations) shall have no further liability under the Lease.

         5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be duly executed and delivered under seal as of the effective date set forth below.

         Effective Date: As of the date of transfer of all or substantially all of the Assignor's assets to Assignee, but not later than _____________. Assignor and Assignee shall hold this instrument in escrow until a copy hereof, with the effective date marked hereon, shall be faxed or delivered to the Landlord.


PRINCETON REVIEW OF BOSTON, INC.


By:
   -----------------------

Name:
     ---------------------

Title:
      --------------------

PRINCETON REVIEW OPERATIONS, L.L.C.


By:
   -----------------------

Name:
     ---------------------

Title:
      --------------------

         Consented to by:

[Name of Landlord]
--------------------------

By:
   -----------------------

Name:
     ---------------------

Title:
      --------------------

         A.


         B.       COMMONWEALTH OF MASSACHUSETTS



         ____________, ss.                                [DATE]

         Then personally appeared the above-named ____________________, the ___________ of [Princeton Review of Boston, Inc.], and acknowledged the foregoing instrument to be his/her free act and deed, the free act and deed of [Princeton Review of Boston, Inc.], before me,


                                              --------------------------
                                              Notary Public
                                              My Commission Expires:
                                                                    ---------

EXHIBIT B TO
ASSET PURCHASE AGREEMENT

EXHIBIT C TO
ASSET PURCHASE AGREEMENT

EXHIBIT D TO
ASSET PURCHASE AGREEMENT


                                  BILL OF SALE


         Princeton Review of Boston, Inc., a Massachusetts corporation, and Princeton Review of New Jersey, Inc., a New Jersey corporation (together, the "Sellers"), in consideration of $1.00 and other valuable consideration paid to them by Princeton Review Operations, L.L.C., a Delaware limited liability company ("Buyer"), the receipt and adequacy of which are hereby acknowledged, hereby grant, sell, transfer, and deliver to Buyer title to all of the Assets (as that term is defined in that certain Asset Purchase Agreement dated ___________ by and between the Sellers, Robert L. Cohen, Matthew Rosenthal, Buyer, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Asset Purchase Agreement") pertaining to the The Princeton Review(R) businesses operated by the Sellers.

         Buyer shall have all right and title to the Assets in itself and in its designees, successors, and assigns.

         The Sellers are the lawful owners of the Assets, and the Assets are free of all encumbrances. Each Seller has good right to sell the Assets and will warrant and defend that right against all claims and demands on all persons as provided in the Asset Purchase Agreement.


         IN WITNESS WHEREOF, each Seller has executed this Bill of Sale, intending to be legally bound, effective as of _____________, _______.



                                    PRINCETON REVIEW OF BOSTON, INC.



                                    By:
                                       -----------------------------------------
                                          President

                                    PRINCETON REVIEW OF NEW JERSEY, INC.



                                    By:
                                       -----------------------------------------
                                          President

EXHIBIT E TO
ASSET PURCHASE AGREEMENT


                              SELLERS' CERTIFICATE


         THE UNDERSIGNED, the Presidents of Princeton Review of Boston, Inc., a Massachusetts corporation, and Princeton Review of New Jersey, Inc., a New Jersey corporation (together, the "Sellers"), in accordance with Section 7.7 of that certain Asset Purchase Agreement dated ___________ by and between the Sellers, Robert L. Cohen, Matthew Rosenthal, Princeton Review Operations, L.L.C., a Delaware limited liability company, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Asset Purchase Agreement"), hereby certify and warrant that:

         1. All representations and warranties of the Sellers and the Stockholders contained in the Asset Purchase Agreement are true as of the date of execution of this Certificate.

         2. Each Seller has performed all agreements on its part required under the Asset Purchase Agreement to be performed on or before the Closing Date (as defined in the Asset Purchase Agreement).

         3. Neither Seller is in default under any of the provisions of the Asset Purchase Agreement.


         IN WITNESS WHEREOF, the undersigned has executed this Certificate under seal this ___ day of __________,_______.


                                    PRINCETON REVIEW OF BOSTON, INC.



                                    By:                                  (Seal)
                                       ----------------------------------
                                          President

                                    PRINCETON REVIEW OF NEW JERSEY, INC.



                                    By:                                  (Seal)
                                       ----------------------------------
                                          President

EXHIBIT F TO
ASSET PURCHASE AGREEMENT


                 ASSIGNMENT AND ASSUMPTION OF CERTAIN AGREEMENTS

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into effective as of ________________ by and between Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (together, the "Assignors"), and Princeton Review Operations, L.L.C. ("Assignee").

                                     RECITAL

         This Agreement is entered into pursuant to the terms of that certain Asset Purchase Agreement dated ______________ by and among the Assignors, Assignee, Robert L. Cohen, Matthew Rosenthal, and Princeton Review Management, L.L.C. (the "Purchase Agreement"). For purposes of this Agreement, the term "Assumed Contracts" shall mean the agreements listed in Schedule 1.2.9 to the Purchase Agreement.

         1. Assignment. For good and valuable consideration received by the Assignors, the receipt and sufficiency of which are hereby acknowledged, the Assignors hereby grant, transfer, and assign to Assignee all of the Assignors' right, title and interest in and to each of the Assumed Contracts.

         2. Assumption. Assignee hereby assumes, and agrees to be bound by, all of the covenants, agreements, and obligations of the Assignors under the Assumed Contracts which arise or are incurred, or are to be performed, on and after the date of this Agreement.

         3. Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns.

         4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Assignors and Assignee have executed this Agreement, intending to be bound legally.


PRINCETON REVIEW OF BOSTON, INC.


By:
   -----------------------------------------
         President


PRINCETON REVIEW OF NEW JERSEY, INC.


By:
   -----------------------------------------
         President


PRINCETON REVIEW OPERATIONS, L.L.C.


By:
   -----------------------------------------
         Mark Chernis
         Chief Operating Officer

EXHIBIT G TO
ASSET PURCHASE AGREEMENT


                                 MUTUAL RELEASE


         THIS MUTUAL RELEASE is entered into effective as of ______________, ____ by and between Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (together, the "Sellers"), and Robert L. Cohen, Matthew Rosenthal, and Joel Rubin (together, the "Stockholders"), on the one hand; and Princeton Review Management, L.L.C. ("Franchisor"), Princeton Review Operations, L.L.C. ("Buyer"), and Princeton Review Products, L.L.C. ("Products"), on the other hand.

         WHEREAS the Sellers, Robert L. Cohen, Matthew Rosenthal, Buyer, and Franchisor are parties to an Asset Purchase Agreement dated ___________ (the "Asset Purchase Agreement") pursuant to which Buyer is acquiring substantially all of the assets of the The Princeton Review(R) businesses operated by the Sellers (the "Franchised Businesses");

         WHEREAS, pursuant to the Asset Purchase Agreement, the parties are obligated to execute and deliver this Mutual Release as a condition of closing of the purchase and sale of the Businesses;


         NOW, THEREFORE, the parties agree as follows:

         1. Release by the Sellers and the Stockholders. Except as provided in Paragraph 3 below, the Sellers and the Stockholders, for themselves and their respective successors, assigns, heirs, personal representatives, and all other persons acting on their behalf or claiming under them, hereby release Franchisor, Buyer, Products, and their respective past, present, and future officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns from any and all actions, causes of action, suits, claims, damages, expenses, judgments, or demands, which any Seller or Stockholder may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

         2. Release by Franchisor, Buyer, and Products. Except as provided in Paragraph 3 below, Franchisor, Buyer, and Products, for themselves and their respective successors and assigns and all other persons acting on their behalf or claiming under them, hereby release each Seller and Stockholder, their affiliates, and their respective past, present, and future officers, directors, shareholders, agents, employees, attorneys, insurers, successors, assigns, heirs and personal representatives from any and all actions, causes of action, suits, claims, damages, expenses, judgments or demands, which Franchisor, Buyer, or Products may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

         3.       Exceptions.

                  a. Paragraphs 1 and 2 do not release any person or entity from: (i) any of their representations or obligations under the Option Agreement, the Asset Purchase Agreement, the Note, the Guaranty, or any other documents executed in connection with the Asset Purchase Agreement, including but not limited to the parties' respective indemnification obligations under the Asset Purchase Agreement and such of their obligations under the Franchise Agreements as are specified in the Asset Purchase Agreement to survive the Closing; or (ii) any claim or liability arising from a breach of the representations and obligations referred to in clause (i).

                  b. Paragraphs 1 and 2 do not release any person or entity from: (i) any obligation under the Conversion and Contribution Agreement dated April ____, 2000, the Stockholders Agreement dated _____________, or any other contractual arrangement or statutory provision relating to the ownership of the Stock; or (ii) any claim that a person or entity may have by virtue of its status as a direct or indirect owner of Stock, provided that, each of the Sellers and the Stockholders covenants that he or it will not assert any claim alleging that an act or decision by Franchisor, Buyer, or Products (or by any person controlling Franchisor, Buyer, or Products) was adverse to his or its former interest in The Princeton Review Publishing Company, L.L.C. if such act or decision was made in the good faith judgment that the act or decision was in the best overall business interests of The Princeton Review(R) franchisees, separately or as a group.

         4. No prior assignment. The Sellers, the Stockholders, Franchisor, Buyer and Products each represent and warrant that they are the sole owners of all claims and rights released by each of them hereunder and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, demand, suit, action, or cause of action released by each of them under Paragraphs 1 or 2 above.

         5. Complete defense. The parties to this Mutual Release acknowledge that this Mutual Release will be a complete defense to any claim released under Paragraphs 1 or 2 above; and hereby consent to the entry of a temporary or permanent injunction to prevent or end the assertion of any such claim.

         6. Successors and Assigns. This Mutual Release will inure to the benefit of and bind the successors and assigns of each party to this Mutual Release.

         7. Applicable law. This Mutual Release shall be governed by and construed under the laws of the State of New York, without giving effect to New York conflict of law principles.



                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the parties have executed this Mutual Release by their duly authorized representatives.




                                   PRINCETON REVIEW OF BOSTON, INC.


                                   By:
                                      ------------------------------------------
                                            President


                                   PRINCETON REVIEW OF NEW JERSEY, INC.


                                   By:
                                      ------------------------------------------
                                            President


                                   ROBERT L. COHEN, Individually


                                   ---------------------------------------------


                                   MATTHEW ROSENTHAL, Individually


                                   --------------------------------------------


                                   JOEL RUBIN, Individually


                                   --------------------------------------------



                    [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

                                   PRINCETON REVIEW MANAGEMENT, L.L.C.


                                   By:
                                      ------------------------------------------
                                          Mark Chernis
                                          Chief Operating Officer


                                   PRINCETON REVIEW OPERATIONS, L.L.C.



                                   By:
                                      ------------------------------------------
                                          Mark Chernis
                                          Chief Operating Officer


                                   PRINCETON REVIEW PRODUCTS, L.L.C.



                                   By:
                                      ------------------------------------------
                                          Mark Chernis
                                          Chief Operating Officer